Exhibit 5.1

Gibson, Dunn & Crutcher LLP 811 Main Street Houston, TX 77002-6117 Tel 346.718.6600 www.gibsondunn.com

May 12, 2020

Contango Oil & Gas Company

717 Texas Ave., Suite 2900,

Houston, TX 77002

Re:	Contango Oil & Gas Company
Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Contango Oil & Gas Company, a Texas corporation (the “Company”), in connection with the preparation and filing with the U.S. Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-3 (the “Registration Statement”) to be filed by the Company and certain of the Company’s subsidiaries identified in the Registration Statement (each, a “Guarantor” and collectively, the “Guarantors”) under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the possible issuance, from time to time, in one or more offerings by the Company and the Guarantors of (i) shares of the Company’s common stock, par value $0.04 per share (the “Common Stock”), (ii) shares of the Company’s preferred stock in one or more series as determined by the Board of Directors of the Company (the “Preferred Stock”), (iii) debt securities (the “Debt Securities”), (iv) depositary shares (the “Depository Shares”), (v) warrants (the “Warrants”) (vi) subscription rights (the “Subscription Rights”) and (vii) guarantees of the Debt Securities by one or more of the Guarantors (the “Guarantees” and, collectively with the Common Stock, Preferred Stock, Debt Securities, Depository Shares, Warrants and Subscription Rights, the “Securities”), collectively in a total aggregate principal amount not to exceed $500 million. Each series of Debt Securities is to be issued pursuant to an indenture (the “Base Indenture”) to be entered into between the Company and the trustee thereunder. The Base Indenture is to be supplemented, in connection with the issuance of each series, by a supplemental indenture, officers’ certificate or other writing thereunder establishing the form and terms of such series.

In arriving at the opinions expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of such documents, corporate records, certificates of officers of the Company and the Guarantors and of public officials and other instruments as we have deemed necessary or advisable to enable us to render the opinion expressed below. In our examination, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. As to any facts material to these opinions, we have relied to the extent we deemed appropriate and without independent investigation upon statements and representations of officers and other representatives of the Company, the Guarantors and others.

May 12, 2020

We have assumed without independent investigation that:

(a) at the time any Securities are sold pursuant to the Registration Statement (the “Relevant Time”), the Registration Statement and any supplements and amendments thereto (including post-effective amendments) will be effective and will comply with all applicable laws;

(b) at the Relevant Time, a prospectus supplement will have been prepared and filed with the Commission describing the Securities offered thereby and all related documentation and will comply with all applicable laws;

(c) all Securities will be issued and sold in the manner stated in the Registration Statement and the applicable prospectus supplement;

(d) at the Relevant Time, the Board of Directors of the Company, to the extent permitted by the Texas Business Organizations Code and the organizational documents of the Company, a duly constituted and acting committee thereof, will have taken all necessary corporate action to authorize, and obtained any consents and waivers necessary to permit, the issuance of the Securities to be issued by the Company and any other Securities issuable on the conversion, exchange, redemption or exercise thereof, and to authorize the terms of the offering and sale of such Securities and related matters;

(f) at the Relevant Time, the Board of Directors or, to the extent permitted by applicable law and the organizational documents of each such Guarantor, a duly constituted and acting committee thereof, will have taken all necessary corporate action to authorize the issuance of any Guarantee to be issued by such Guarantor, and to authorize the terms of the offering and sale of such Guarantees and related matters;

(g) at the Relevant Time, a definitive purchase, underwriting or similar agreement and any other necessary agreement with respect to any Securities offered or issued will have been duly authorized by all necessary corporate or other action of the Company and/or each applicable Guarantor and duly executed and delivered by the Company and such Guarantor and the other parties thereto;

(h) any securities issuable upon conversion, exchange, redemption or exercise of any Securities being offered will have been duly authorized, created and, if appropriate, reserved for issuance upon such conversion; and

May 12, 2020

(i) in the case of Debt Securities and Guarantees, at the Relevant Time, the relevant trustee shall have been qualified under the Trust Indenture Act of 1939, as amended (the “TIA”), a Statement of Eligibility of the Trustee on Form T-1 shall have been properly filed with the Commission and the relevant Base Indenture shall have been duly executed and delivered by the Company and all other parties thereto and duly qualified under the TIA.

Based on the foregoing and in reliance thereon, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that:

1.    The Company is a Texas corporation duly formed and validly existing under the laws of the State of Texas with all necessary corporate power and authority to execute and deliver the applicable Base Indenture (or other document evidencing the Guarantees) and to issue and sell the Debt Securities or Guarantees.

2.    Each of the Guarantors is a corporation duly formed and validly existing under the laws of the State of Delaware with all necessary corporate power and authority to authorize the applicable Base Indenture (or other document evidencing the Guarantees to which such Guarantor is party) and the issuance and sale of such Guarantee.

3.    The execution, delivery and performance of a Base Indenture and the issuance of any Debt Securities with respect to such Base Indenture by the Company will be duly authorized by all necessary corporate action of he Company when: (a) the specific terms of a particular series of Debt Securities have been duly established in accordance with the terms of such Base Indenture and authorized by all necessary corporate action of the Company; and (b) the series of Debt Securities to which the Guarantee(s) relate shall have been duly issued by the Company.

4.    The execution, delivery and performance of a Base Indenture and the issuance of any Guarantee with respect to such Base Indenture by any Guarantor will be duly authorized by all necessary corporate action of such Guarantor when: (a) the specific terms of a particular series of Debt Securities and related Guarantees have been duly established in accordance with the terms of such Base Indenture and authorized by all necessary corporate action of such Guarantor; and (b) the series of Debt Securities to which the Guarantee(s) relate shall have been duly issued by the Company.

5.    With respect to any Debt Securities and related Guarantees, when:

a)    the terms and conditions of such Debt Securities and Guarantees have been duly established by supplemental indenture or officers’ certificate in accordance with the terms and conditions of the relevant Base Indenture,

May 12, 2020

b)    any such supplemental indenture has been duly executed and delivered by the Company or the Guarantors and the relevant trustee (together with the Base Indenture, the “Indenture”), and

c)    such Debt Securities have been executed (in the case of certificated Debt Securities), delivered and authenticated in accordance with the terms of the applicable Indenture and issued and sold for the consideration set forth in the applicable definitive purchase, underwriting or similar agreement, such Debt Securities will be legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, and the Guarantees will be legal, valid and binding obligations of the Guarantors obligated thereon, enforceable such Guarantors in accordance with their respective terms.

6.    With respect to any Warrants, when:

a)    the warrant agreement relating to such Warrants (the “Warrant Agreement”), if any, has been duly authorized, executed and delivered by the Company and each other party thereto,

b)    the terms of the Warrants have been established in accordance with the Warrant Agreement, if any, and the applicable definitive purchase, underwriting or similar agreement, and

c)    such Warrants have been duly executed (in the case of certificated Warrants) and delivered in accordance with the Warrant Agreement, if any, and the applicable definitive purchase, underwriting or similar agreement for the consideration provided for therein, such Warrants will be legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms.

7.    With respect to any Subscription Rights, when:

a)    the subscription rights agreement relating to such Subscription Rights (the “Subscription Rights Agreement”), if any, has been duly authorized, executed and delivered by the Company and each other party thereto,

b)    the terms of the Subscription Rights have been established in accordance with the Subscription Rights Agreement, if any, or the applicable definitive purchase, underwriting or similar agreement,

May 12, 2020

c)    the terms of any collateral or security arrangements relating to such Subscription Rights have been established and the agreements thereto have been validly executed and delivered by each of the parties thereto and any collateral has been deposited with the collateral agent, if applicable, in accordance with such arrangements, and

d)    such Subscription Rights have been duly executed (in the case of certificated Subscription Rights) and delivered in accordance with the Subscription Rights Agreement, if any, and the applicable definitive purchase, underwriting or similar agreement for the consideration provided for therein, such Subscription Rights will be legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms.

The opinions expressed above are subject to the following exceptions, qualifications, limitations and assumptions:

A. We render no opinion herein as to matters involving the laws of any jurisdiction other than (i) the State of New York and the United States of America, (ii) for purposes of paragraphs 2, 4 and 5 above, the Delaware General Corporation Law, and (iii) for purposes of paragraphs 1, 3, 5, 6 and 7 above, the Texas Business Organizations Code. We are not admitted to practice in the State of Delaware; however, we are generally familiar with the Delaware General Corporation Law as currently in effect and have made such inquiries as we consider necessary to render the opinions contained in paragraphs 2, 4 and 5 above. This opinion is limited to the effect of the current state of the laws of the State of New York and the United States of America and, to the limited extent set forth above, the laws of the State of Delaware and the State of Texas and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.

B. The opinions above with respect to the enforceability of any Base Indenture, the Debt Securities, the Guarantees, the Subscription Rights, any Subscription Rights Agreement, the Warrants and any Warrant Agreement are each subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors generally, including without limitation the effect of statutory or other laws regarding fraudulent transfers or preferential transfers, and (ii) general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.

C. We express no opinion regarding the effectiveness of (i) any waiver of stay, extension or usury laws, (ii) provisions relating to indemnification, exculpation or contribution, to the extent such provisions may be held unenforceable as contrary to public policy or federal or state

May 12, 2020

securities laws or due to the negligence or willful misconduct of the indemnified party, (iii) any purported fraudulent transfer “savings” clause, (iv) any waiver of the right to jury trial or (v) any provision to the effect that every right or remedy is cumulative and may be exercised in addition to any other right or remedy or that the election of some particular remedy does not preclude recourse to one or more others.

You have informed us that you intend to issue Securities from time to time on a delayed or continuous basis, and we understand that prior to issuing any Securities pursuant to the Registration Statement (i) you will advise us in writing of the terms thereof, and (ii) you will afford us an opportunity to (x) review the operative documents pursuant to which such Securities are to be issued or sold (including the applicable offering documents), and (y) file such supplement or amendment to this opinion (if any) as we may reasonably consider necessary or appropriate.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP